EXHIBIT 99.1

February 1, 2006

Dear Fellow Shareholders,

As I promised in my letter from last January, 2005 proved to be a year of transformation at Clarient. We will be reporting earnings for our FY05 in a few weeks, and I will be pleased to update you at that time on our scorecard for 2005 initiatives, of which we are quite proud. Today, however we are looking forward, and we are committed to maintaining the open communication we have initiated so that our shareholders can gain insight into key performance metrics, allowing you to track the progress of your company throughout the coming year.  2006 promises to be an exciting and pivotal year for our company and I would like to outline for you our corporate strategy and key milestones that we aim to achieve.

2006 will be a year of execution for Clarient. We spent the majority of last year transforming your company from a device manufacturer focused on a single product offering, to a comprehensive cancer diagnostics company offering a broad menu of high value tests and technologies to characterize and assess cancer. We are in the midst of moving our entire operations into a new, state-of-the-art facility that will allow us meet the growing demand and the expected growth of our business. This is an exciting time for the Clarient team.  We will finally have all our in-house employees under one roof and begin to experience the synergies of having these complementary businesses together for the first time. Investing capital in our new facility was a necessary response to strong demand and will allow us to maintain our current growth trajectory.  Once we have absorbed the expenses involved with the move, we expect to reduce losses each quarter and be on track toward making Clarient an exciting, profitable company — a major goal of management and employees alike.

As our new strategy has evolved, we have organized the company into two major business areas to maintain focus and serve the unique needs of each target customer base. Our Services Group continues to serve the community pathologist with advanced cancer testing and results delivered through our web portal allowing real time access to patient results and images for scoring. We have made a commitment to support the community pathologist as a “go to” lab for advanced cancer diagnostics — collaborating directly with pathologists unlike our competitors, who are taking revenues from pathologists by displacing their traditional role in the diagnostic process. In this collaboration, in contrast to large national laboratories, we are dedicated to supporting pathologists’ efforts to provide better care locally. We are committed to providing them with the highest quality cancer testing and consultation available.

Our Services Group will also continue to serve pharmaceutical companies with critical support for drug development. We now have several Master Services Agreements with major pharmaceutical companies, including Eli Lilly and Pfizer, and in 2006 we will begin to capitalize on these relationships as well as target new, mid-tier drug companies with an expanded group of services like contract application development and data mining.

Key milestones to follow in our Services business in 2006 are:

•                  Quarter over quarter volume and revenue growth

•                  New managed care contracts

•                  New Pharma projects and Master Services Agreements

•                  New customer acquisition and retention

Our Technology Group also experienced tremendous change and progress in 2005. As outlined in our strategy letter from last January, our goal was to identify a strategic partner to distribute our ACIS system and to share in the investment of our product extension strategy in order to increase the market utility of our industry leading Cellular Image Analysis products. We believe our partnership with DAKO has achieved these goals and marked a new beginning for the Technology Group. This year we will focus on our development projects for DAKO and expanding our ACIS menu beyond breast cancer “theranostics”. To date, we are on schedule with all development milestones. It is important to note that a year ago, we anticipated that this business unit would remain relatively static; however, we now expect that these exciting technology initiatives will begin to have an incremental revenue impact after the launch of ACIS III, which is expected to occurring the fourth quarter. This is a great testimony to the new execution focus at Clarient.

The Technology Group has also been active in securing new technologies to develop new applications. These coming applications will expand our menu of cancer markers and allow us to move quickly into the race for new cancer biomarkers including tests for circulating endothelial and tumor cells, all compelling emerging market opportunities.

Key milestones for our Technology Group in 2006 are:

•                  Achievement of each ACIS III development milestone on time and under budget

•                  Completion of our Version 2 CTC/CEC applications

•                  Commercial launch of ACIS III in the US and Europe (expected in Q3 and Q4)

•                  Launch of our PATHSiTE Scope and Image products for use by our Services Group

We have ambitious goals for 2006, and the spirit of Clarient has never been stronger! I continue to be amazed at the incredible effort our employees put forth everyday to deliver our products and services to the markets we serve. We are a lean organization compared to other companies in our industry, and we will continue to work diligently to be good stewards of the resources with which we have been entrusted. We appreciate your continued support and look forward to updating you as we make progress toward these key milestones throughout 2006!

Sincerely,

/s/ Ron Andrews

Ron Andrews
President & CEO
Taking Cancer Personally

This letter contains forward-looking statements regarding Clarient, Inc. that involve risks and uncertainty. Future events and Clarient’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to the our ability to successfully commence providing diagnostic laboratory services at our new location and to grow our laboratory services business, our ability to successfully move our other operations to the new facility, our  ability to obtain additional financing on acceptable terms or at all, our ability to continue to develop and expand our instrument systems business and its diagnostic laboratory services business, the performance and acceptance of our system in the market place, the success of the our development and distribution arrangement with DAKO, our ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payer reimbursement for tests performed using our  system, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain FDA clearance or approval for particular applications, our ability to compete with other technologies and with emerging competitors in cell imaging and dependence on third parties for collaboration in developing new tests and in distributing the Company’s systems and tests performed on the system, and risks detailed from time to time in the our SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to instrument placements, new contracts for placements, revenues and results of operations may not be indicative of future results for the reasons set forth above.

We do not assume any obligation to update any forward-looking statements or other information contained in this document.